EXHIBIT 10.1

9721 Sherrill Blvd | Knoxville, TN 37932
865-560-4328 | fax 865-560-4710
Kenneth W. Lowe	ken.lowe@scrippsnetworks.com
Chairman of the Board, President, Chief Executive Officer	Executive Assistant: Nancy Walters
865-560-4641 | nwalters@scrippsnetworks.com

November 13, 2013

Joseph G. NeCastro

1544 Wembley Hills Road

Knoxville, TN 37922

Re:	Amendment No. 2 to Employment Agreement

Dear Joe:

This Amendment No. 2 (this “Amendment”) to your Employment Agreement with Scripps Networks Interactive, Inc. (the “Company”), dated as of March 29, 2010 and amended as of November 14, 2012 (the “Employment Agreement”), amends the Employment Agreement as expressly stated herein.

1.	Defined Terms. The capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings set forth in the Employment Agreement.

2.	Additional Equity Award. The following new paragraph 3(e) is hereby added to the Employment Agreement:

“(d)	Additional Equity Award. On November 13, 2013 (the “Date of Grant”), the Company shall grant to you a restricted share unit award that covers a number of units (rounded to the nearest whole unit) obtained by dividing (x) $3.5 million, by (y) the closing per-share price of the Company’s Class A Common Shares as listed on the New York Stock Exchange on the Date of Grant, which shall be granted upon the terms, and subject to the conditions, of the 2008 Long-Term Incentive Plan and an award agreement substantially in the form of Exhibit C attached to and made part of this Agreement.”

3.	Termination Upon Expiration of Term. Paragraph 11 of the Employment Agreement is deleted in its entirety and replaced with the following:

“11.	Termination Upon Expiration of Term. Notwithstanding anything contained herein or in the Company’s Executive Severance Plan to the contrary, in the event that your employment with the Company terminates for any reason or no reason on or after the expiration of the Term or any renewal thereof (including, without limitation, as a result of the Company electing not to extend the Term or your refusal to accept the Company’s proposal to renew the Term), you shall not be entitled to any severance benefits under this Agreement or the Company’s Executive Severance Plan.”

Joseph G. NeCastro

November 13, 2013

4.	No Other Amendments. Except as expressly amended, modified and supplemented hereby, the provisions of the Employment Agreement are and will remain in full force and effect and shall be binding on the parties thereto. References in the Employment Agreement or in any other document to the Employment Agreement shall refer to the Employment Agreement, as amended hereby. Except as otherwise specifically set forth herein, nothing in this Amendment shall prevent or limit your continuing or future participation in any plan, program, policy or practice provided by the Company or its affiliates and for which you may qualify.

5.	Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement.

6.	Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Tennessee.

If the foregoing correctly sets forth our understanding, please sign, date and return all three copies of this Amendment to the undersigned for execution on behalf of the Company; after this Agreement has been executed by the Company and a fully-executed copy returned to you, it shall constitute a binding agreement between us.

Sincerely yours,

SCRIPPS NETWORKS INTERACTIVE, INC.

/s/ Kenneth W. Lowe
By:	Kenneth W. Lowe

ACCEPTED AND AGREED:

/s/ Joseph G. NeCastro
Joseph G. NeCastro

Dated: November 15, 2013